Exhibit 99.1

Court Approves PostRock Royalty Settlement

OKLAHOMA CITY – February 6, 2012 – PostRock Energy Corporation (Nasdaq:PSTR) (“PostRock” or the “Company”) today announced that on December 30, 2011, the United States District Court for the District of Kansas entered judgment approving a settlement of all claims against the Company by its Kansas royalty owners and dismissing the lawsuit.

It was anticipated that the judgment would become final on or about January 30, 2012, when the time for filing of any appeal expired. No appeal was filed. However, due to an oversight, notice of the settlement was not timely mailed to various federal and state officials as required by law. That notice has now been served and, absent an objection by said officials, the judgment and settlement will become final in approximately 90 days.

Under the settlement, PostRock will pay a total of $7.5 million: $3 million was paid last week and $4.5 million will be paid in one year. As part of the settlement, all ambiguity in the calculation of prospective as well as prior royalties under the Company’s lease agreements will be eliminated. A similar settlement with the Company’s Oklahoma royalty owners became final in June, 2011.

Company Contact

North Whipple

Director, Finance & Investor Relations

(405) 702-7423